Filed Pursuant to Rule 424(b)(3)
Registration No. 333-208109
333-203843
333-206086

PROSPECTUS

CAPNIA, INC.

11,973,121 Shares of Common Stock

We are registering (i) 3,167,394 shares of our Common Stock, (ii) 5,405,405 shares of Common Stock underlying 10,000 shares of Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”), (iii) 589,510 shares of Common Stock issuable upon the exercise of 589,510 Series C Warrants (the “Series C Warrants”), (iv) 2,702,704 shares of Common Stock issuable upon exercise of 2,702,704 Series D Common Stock Purchase Warrants (the “Series D Common Stock Purchase Warrants”), and (v) 108,108 shares of Common Stock issuable upon exercise of 108,108 Placement Agent Warrants (the “Placement Agent Warrants”).

The initial conversion price of our Series A Convertible Preferred Stock is $1.85 per share on an as-converted basis and subject to adjustments. Our Series C Warrants have an initial exercise price equal to $6.25 per share, subject to adjustments. Our Series D Common Stock Purchase Warrants have an initial exercise price equal to $2.46 per share, subject to adjustments. Our Placement Agent Warrants have an initial exercise price equal to $2.46 per share, subject to adjustments.

The terms of the Series A Convertible A Preferred Stock and Series D Common Stock Purchase Warrants provide that in no event shall shares of Common Stock be issued to the holders of the Series A Convertible A Preferred Stock and Series D Common Stock Purchase Warrants to the extent such issuances of shares of Common Stock would result in such holders having ownership in excess of 4.99%.

The prices at which the selling stockholders may sell the shares of Common Stock underlying the securities held by them will be determined by the prevailing market price for the shares or in negotiated transactions. We provide more information on how the selling stockholders may resell their respective shares of our Common Stock in the Section titled “Plan of Distribution” beginning on Page 19. We are not selling any securities under this prospectus and we will not receive proceeds from the sale of the shares by the selling stockholders, except pursuant to the exercise of outstanding Series C Warrants, Series D Common Stock Purchase Warrants and the Placement Agent Warrants.

For a more detailed description of the Series A Convertible Preferred Stock, the Series C Warrants, the Series D Common Stock Purchase Warrants, and the Placement Agent Warrants, see the section entitled “Description of Securities”.

We are obligated to pay the expenses of registering these shares, but all selling and other expenses incurred by the selling stockholders will be paid by the selling stockholder.

Our Common Stock trades on the NASDAQ Capital Market, or NASDAQ, under the ticker symbol “CAPN”. Our Series A Warrants trade on the NASDAQ under the ticker symbol “CAPNW”. The Series C Warrants, Series D Common Stock Purchase Warrants, Placement Agent Warrants and the Series A Convertible Preferred Stock are not listed on any trading market.

On April 25, 2016, the last reported sale price per share of our Common Stock was $1.27 per share.

You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Available Information,” carefully before you invest in any of our Common Stock.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, this prospectus is a combined prospectus and relates to shares registered under Registration Statement Nos. 333-208109, 333-203843 and 333-206086.

Investing in our Common Stock involves a high degree of risk. Before making any investment in our Common Stock, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated April 26, 2016.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus and in any applicable prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with any different information. Neither we nor the selling stockholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein or therein are accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since that date.

You should also read this prospectus together with the additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information.” This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

The selling stockholders are offering the common stock and warrants only in jurisdictions where such issuances are permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions. This prospectus is not an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the Securities and Exchange Commission’s website or at the Securities and Exchange Commission’s offices mentioned under the heading “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein, contain forward-looking statements regarding management’s expectations, beliefs, strategies, goals, outlook and other non-historical matters. In some cases you can identify these statements by forward-looking words, such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “potential,” “seek,” “expect,” “goal,” or the negative or plural of these words or similar expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•	our ability to successfully build a sales force and commercial infrastructure for CoSense®

•	the timing and the success of approvals of any of our planned nasal non-inhaled carbon dioxide, or Nasal CO2 products pursuant to our clinical and regulatory efforts;

•	whether the results of the trials will be sufficient to support domestic or global regulatory approvals for any of our planned Nasal CO2 products;

•	our ability to maintain regulatory approval of CoSense or to obtain and maintain regulatory approval of our planned products;

•	our expectation that our existing capital resources will be sufficient to enable us to successfully meet the capital requirements for all of our current and future products;

•	the benefits of the use of our neonatology products or any of our planned neonatogoly and Nasal CO2 products;

•	the projected dollar amounts of future sales of established and novel diagnostics for neonatal hemolysis;

•	our ability to successfully commercialize any planned products;

•	the rate and degree of market acceptance of our neontology products or any of our planned Nasal CO2 products;

•	our expectations regarding government and third-party payor coverage and reimbursement;

•	our ability to manufacture our neonatology products in conformity with the FDA’s requirements and to scale up manufacturing of CoSense to commercial scale;

•	our ability to compete with companies that may enter the market with products that compete with our neonatology products;

•	our reliance on third parties to conduct clinical studies;

•	our reliance on third-party contract manufacturers to manufacture and supply our planned products for us;

•	our reliance on our collaboration partners’ performance over which we do not have control;

•	our ability to retain and recruit key personnel, including development of a sales and marketing function;

•	our ability to obtain and maintain intellectual property protection for our neonatology products or any of our planned Nasal CO2 products;

•	our estimates of our expenses, ongoing losses, future revenue, capital requirements and our needs for or ability to obtain additional financing;

•	our expectations regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act;

•	our ability to identify, develop, acquire and in-license new products and planned products;

•	our ability to successfully establish and successfully maintain appropriate collaborations and derive significant revenue from those collaborations;

•	our financial performance; and

•	developments and projections relating to our competitors or our industry.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” herein. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all the information you should consider before investing in our securities. You should read the following summary together with the more detailed information appearing in this prospectus and the information incorporated by reference and the registration statements of which this prospectus is a part in their entirety, including our consolidated financial statements and related notes as well as the section entitled “Risk Factors” herein and in the documents incorporated by reference, before deciding whether to purchase our securities. Unless the context otherwise requires, references in this prospectus to the “Company,” “Capnia,” “we,” “us”, and “our” refer to Capnia, Inc.

Company Overview

We are a diversified healthcare company that develops and commercializes innovative diagnostics, devices and therapeutics addressing unmet medical needs. Our first commercial product, CoSense End-Tidal Carbon Monoxide (ETCO) Monitor, aids in the detection of excessive hemolysis, a condition in which red blood cells degrade rapidly. When present in neonates with jaundice, hemolysis is a dangerous condition which can lead to adverse neurological outcomes. CoSense is 510(k) cleared for sale in the U.S. and received CE Mark certification for sale in the E.U.

On September 8, 2015, we, through our wholly owned subsidiary NeoForce, Inc., or NFI, acquired substantially all of the assets of NeoForce Group, Inc., or NeoForce. As a result of this acquisition, we also develop and market innovative pulmonary resuscitation solutions for the inpatient and ambulatory neonatal markets. NFI’s primary product is the NeoPip T-piece resuscitator and related consumable, which delivers consistent pre-set inspiratory pressure and positive end-expiratory pressures. Other products include temperature probes, scales, surgical tables and patient surfaces.

Our therapeutic technology involves the use of precisely metered nasal carbon dioxide, or CO2, for the potential relief of symptoms related to various diseases. Several randomized placebo controlled trials have shown its efficacy in the symptomatic treatment of allergic rhinitis, and we continue to evaluate our options to further develop this product. In addition, we are pursuing new initiatives for the development of this technology for the treatment of trigeminally-mediated pain disorders such as cluster headache and trigeminal neuralgia, or TN. In December 2015, we were granted orphan drug designation for our nasal, non-inhaled CO2 technology for the treatment of TN. We have filed an investigational new drug, or IND, application with the U.S Food and Drug Administration, or FDA, and started enrolling TN patients in a pilot clinical trial in 2016.

Our research and development efforts are primarily focused on additional products based on our Sensalyze Technology Platform, a portfolio of proprietary methods and algorithms which enables CoSense and can be applied to detect a variety of analytes in exhaled breath, as well as other products for the neonatology market. Our current development pipeline includes proposed diagnostic devices for asthma in children, assessment of blood CO2 concentration in neonates and malabsorption. We may also license elements of our Sensalyze Technology Platform to other companies that have complementary development or commercial capabilities.

Approximately 143 million babies are born annually worldwide, with approximately 9.2 million of these born in the U.S. and E.U. Over 60% of neonates present with jaundice at some point in the first five days of life. We believe CoSense has the potential to become a widely used tool, by aiding in the detection of hemolysis in newborns that present with, or are at risk of developing, jaundice. Red blood cell breakdown, referred to as hemolysis, is a normal phenomenon but in certain situations the breakdown is accelerated or is excessive, and is referred to as hemolysis. The most common cause of hospital readmission during the neonatal phase is jaundice, and we expect that CoSense may help reduce such readmissions. Many causes of jaundice do not represent a significant health threat. However, when severe jaundice occurs in the presence of hemolysis, rapid detection and treatment may be necessary for infants to avoid life-long neurological impairment or other disability. Also, unnecessary treatment increases hospital expenses, is stressful for both infant and parents and may increase morbidity. There is an unmet need, therefore, for more accurate detection of hemolysis, particularly for a test that is non-invasive, rapid, and easy to use. Currently, hemolysis is detected via a variety of blood tests, which are limited in their diagnostic accuracy and suffer from other drawbacks, including the need for painful blood draws and a waiting period for results. CoSense detects hemolysis by measuring carbon monoxide, or CO, in the portion of the exhaled breath that originates from the deepest portion of the lung. This is referred to as the end-tidal component of the breath, and the measurement we perform with CoSense is referred to as end-tidal carbon monoxide, or ETCO. This measurement is typically reported after being corrected for ambient CO levels, and is referred to as ETCOc. Throughout this document, ETCO refers to ETCOc levels. The American Academy of Pediatrics, or AAP, guidelines published in the journal Pediatrics in 2004 recommend ETCO measurement be performed to assess the presence of hemolysis in neonates requiring phototherapy, neonates unresponsive to phototherapy or readmitted for phototherapy and neonates with bilirubin levels approaching transfusion levels. Because CO is a direct byproduct of hemolysis, ETCO can measure the rate of bilirubin production from hemolysis. However, until the availability of CoSense, no device was commercially available for accurately measuring the ETCO levels associated with the rate of hemolysis in clinical practice in neonates. As a result, we believe that CoSense is the only device on the market that enables physicians to practice in accordance with the AAP guidelines when evaluating jaundiced neonates for potential treatment. Physicians are free to practice in accordance with their own judgment; however, we believe that the current AAP guidelines will be a significant factor in the adoption of CoSense.

Commercial activities for CoSense commenced in 2015. In January of 2016, we entered into a distribution agreement with Bemes, Inc., or Bemes, a leading medical equipment master distributor, to market and distribute the CoSense and our consumable Precision Sampling Sets, or PSS. Under the terms of the agreement, Bemes will have the exclusive right for sales, marketing, distribution and field service activities for CoSense in the U.S. Bemes and its network of sub-distributors will allow nationwide distribution of CoSense with 44 sales representatives covering almost every state.

While our efforts will continue to focus on establishing an installed base of devices and building physician support for the device, we expect sales of the consumable PSS to be the largest component of our revenue over time. An electronic interface between the device and the PSS requires one-time use of our PSS, which also promotes good hygiene and is necessary to preserve the accuracy of the device.

Our therapeutic technology consists of the use of nasal, non-inhaled CO2 for the treatment of the symptoms of allergy, as well as pain associated with migraine, cluster headache and TN. Serenz, our allergy therapeutic product candidate, is a treatment for symptoms related to AR, which, when triggered by seasonal allergens, is commonly known as hay fever or seasonal allergies. Several Phase 2 clinical trials have been completed in which Serenz showed statistically significant improvements in total nasal symptom scores, or TNSS, in symptomatic patients when compared to controls. AR is typically an episodic disorder with intermittent symptoms. However, there is no treatment currently available that provides truly rapid relief of symptoms, other than topical decongestants, which can have significant side effects. The more optimal therapeutic for an episodic disorder is one that will treat symptoms when they occur, and can therefore be taken only as needed. We believe that Serenz has an ideal profile for an as-needed therapeutic for AR and may provide advantages over regularly dosed, slow to act currently marketed products.

We recently reactivated the CE Mark certification for Serenz. We plan to move forward with pilot sales of Serenz to pharmacies in the E.U. during the second quarter of 2016 to gather commercial feedback in preparation of a possible full launch of Serenz later in 2016.

We have entered into a collaboration agreement with Clinvest, a research organization dedicated to the advancement of medicine and health through clinical research, in order to develop a therapeutic product for the treatment of cluster headaches. Cluster headaches are characterized by recurring bouts of excruciating pain in one side of the head.

In December, 2015, we were granted orphan drug designation for our nasal, non-inhaled CO2 technology for the treatment of TN. We have filed an IND for TN with the FDA and started enrolling TN subjects in a pilot clinical trial in 2016.

Corporate information

We were incorporated in Delaware in August of 1999. Our principal executive offices are located at 1235 Radio Road, Suite 110, Redwood City, CA 94065, and our telephone number is (650) 213-8444. Our website address is www.capnia.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus, or in deciding whether to purchase our securities.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. As such, we are eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of our initial public offering, which occurred on November 18, 2014, or IPO, (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.0 billion, (3) the date on which we are deemed to be a large accelerated filer, which means the market value of Common Stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

“Capnia,” “CoSense,” “Serenz,” “Sensalyze,” “NeoForce,” our logo and our other trade names, trademarks and service marks appearing in this prospectus are our property. Other trade names, trademarks and service marks appearing in this prospectus are the property of their respective holders.

The Offering

Securities offered	3,167,394 shares of our Common Stock;

5,405,405 shares of Common Stock underlying 10,000 shares of Series A Convertible Preferred Stock;

589,510 shares of Common Stock issuable upon exercise of 589,510 Series C Warrants;

2,702,704 shares of Common Stock issuable upon exercise of 2,702,704 Series D Common Stock Purchase Warrants; and

108,108 shares of Common Stock issuable upon exercise of 108,108 Placement Agent Warrants

Common stock outstanding	15,404,691 (as of March 15, 2016)

Common stock to be outstanding after this offering, including shares of Common Stock underlying shares of the not yet converted Series A Convertible Preferred Stock, Series C Warrants, Series D Common Stock Purchase Warrants, and Placement Agent Warrants	23,310,418

Use of proceeds	We will not receive any proceeds from the sale by selling stockholders in this offering of the shares of Common Stock, or the sale of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock. Although we may in the future receive proceeds upon exercise of the Series C Warrants, Series D Common Stock Purchase Warrants and the Placement Agent Warrants as described below, and have not factored in these funds in our budgeted spending.

NASDAQ Symbol	CAPN

Risk Factors	Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in shares of our Common Stock.

The number of shares of our Common Stock outstanding excludes 2,275,971 shares of our Common Stock issuable upon exercise of outstanding stock options, 149,733 shares of our Common Stock available for future issuance under the stock option plans, outstanding warrants exercisable for 571,906 shares of our Common Stock, 2,425,605 shares of our Common Stock issuable upon exercise of our outstanding Series A Warrants, each of which securities are outstanding or available for issuance as of March 15, 2016.

RISK FACTORS

An investment in our securities has a high degree of risk. Before you invest you should carefully consider the specific risks set forth under “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 25, 2016, which is incorporated by reference in this prospectus, before making an investment decision. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our securities by the selling stockholders pursuant to this prospectus.

To the extent our Series A Convertible Preferred Stock is converted into Common Stock, we will receive no proceeds. We will not receive any of the proceeds from the sale by the selling stockholders of the Common Stock offered by this prospectus.

We may receive proceeds from the issuance of shares of our Common Stock upon the exercise of the Series C Warrants, Series D Common Stock Purchase Warrants and Placement Agent Warrants. 589,510 shares of our Common Stock issuable upon the exercise of Series C Warrants, at an exercise price of $6.25 per share, 2,702,704 shares of our Common Stock issuable upon the exercise of Series D Common Stock Purchase Warrants, at an exercise price of $2.46 per share, and 108,108 shares of our Common Stock issuable upon exercise of Placement Agent Warrants, at an exercise price of $2.46 per share, are included in this prospectus. The Series D Common Stock Purchase Warrants and Placement Agent Warrants also contain a “cashless exercise” provision, whereby if such warrants are exercisable and there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of Common Stock issuable upon exercise of such warrants, then such warrants may also be exercised at such time by means of a “cashless exercise” by which a warrant holder may elect to exercise such warrants without paying cash. Pursuant to that provision, a warrant holder may exercise a warrant to receive a number of shares of our Common Stock based on the formula as set forth in such warrants. We intend to use any proceeds from the exercise of the Series C Warrants, Series D Common Stock Purchase Warrants and Placement Agent Warrants for working capital and other general corporate purposes. There is no assurance that any of the warrants will ever be exercised for cash, if at all. If all of the outstanding warrants are exercised for cash, assuming the current exercise prices, we would receive aggregate gross proceeds of approximately $10.6 million.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 110,000,000 shares, all with a par value of $0.001 per share, 100,000,000 of which are designated as Common Stock and 10,000,000 of which are designated Convertible Preferred Stock.

The following description of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws. Copies of these documents were filed with the SEC as exhibits to our registration statement in connection with our IPO completed in November 2014.

As of March 15, 2016, we had 8,335 outstanding shares of Series A Convertible Preferred Stock, convertible into 4,505,405 shares of our Common Stock, and 15,404,691 outstanding shares of our Common Stock. As of March 15, 2016 we also had outstanding 2,275,971 options to acquire shares of our Common Stock, having a weighted-average exercise price of $4.26 per share. As of March 15, 2016, 864,133 options to purchase shares were exercisable. As of March 15, 2016, we had outstanding 571,906 warrants to purchase Common Stock issued prior to our IPO.

Common Stock

As of March 15, 2016 there were 15,404,691 shares of Common Stock issued and outstanding.

Holders of Common Stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Subject to any preferential dividend rights of any outstanding shares of preferred stock, holders of Common Stock are entitled to receive dividends, if declared by our board of directors, out of funds that we may legally use to pay dividends. If we liquidate or dissolve, holders of Common Stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid. Our certificate of incorporation does not provide the Common Stock with any redemption, conversion or preemptive rights. All shares of Common Stock that are outstanding as of the date of this prospectus will be fully-paid and non-assessable.

Our Common Stock is listed on the NASDAQ Capital Market under the symbol “CAPN”.

Series A Warrants and Series B Warrants Issued as Part of the Units in our IPO

The Series A Warrants entitle the registered holder to purchase one share of our Common Stock at an expected exercise price equal to $6.50 per share, subject to adjustment as discussed below, at any time up to 5:00 p.m., New York City time, on the five-year anniversary of the date of issuance.

The Series A Warrants have been issued in registered form under a warrant agreement between us and our warrant agent. The material provisions of the warrants are set forth herein but are only a summary and are qualified in their entirety by the provisions of each of the warrant agreements that have been filed as exhibits to the registration statement, of which this prospectus forms a part.

The exercise price and number of shares of Common Stock issuable upon exercise of the Series A Warrants may be adjusted in certain circumstances, including in the event of a stock split, stock dividend, extraordinary dividend, or recapitalization, reorganization, merger or consolidation. However, the Series A Warrants will not be adjusted for issuances of Common Stock at a price below their respective exercise prices.

The Series A Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, as applicable, by certified or official bank check payable to us, for the number of warrants being exercised. Under the terms of each of the warrant agreements, we have agreed to use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to Common Stock issuable upon exercise of the Series A Warrants until the expiration of the Series A Warrants.

During any period we fail to have maintained an effective registration statement covering the shares underlying the Series A Warrants, the warrant holder may exercise the Series A Warrants on a cashless basis. The warrant holders do not have the rights or privileges of holders of Common Stock, nor any voting rights, until they exercise their Series A Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Series A Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares of Common Stock will be issued upon exercise of the Series A Warrants. If, upon exercise of the Series A Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of Common Stock to be issued to the warrant holder. If multiple Series A Warrants are exercised by the holder at the same time, we will aggregate the number of whole shares issuable upon exercise of all the Series A Warrants.

Our Series A Warrants are listed on the NASDAQ Capital Market under the symbol “CAPNW”.

In addition, the Series A Warrants will not be exercisable to the extent that, after exercise, a holder and/or its affiliates would beneficially own more than 4.99% of the Common Stock outstanding immediately after giving effect to such exercise; provided, however, that if a holder and/or its affiliates already own 4.99% on the date of the exercise, then such limitation will not apply.

We will use our reasonable best efforts to maintain an effective registration statement and prospectus covering the number of shares of Common Stock issuable upon exercise of the Series A Warrants at any time that these Series A Warrants are exercisable.

The Series B Warrants issued as part of the units offered in our IPO expired on the fifteen month anniversary of the date of issuance, or February 12, 2016. On December 31, 2015, the Company had 116,580 Series B Warrants outstanding. Subsequent to December 31, 2015, a number of different Series B warrant holders exercised on a cashless basis 102,300 Series B Warrants and as a result the Company issued 485,202 shares of Common Stock. The remaining 14,280 Series B Warrants expired on February 12, 2016.

Series C Warrants

The Series C Warrants were issued on March 5, 2015 pursuant to a private transaction, or the Private Transaction, pursuant to a Warrant Exercise Agreement, or the Warrant Exercise Agreement, with certain holders of our Series B Warrants, and pursuant to an exchange offer, or the Exchange Offer, entitle the registered holder to purchase one share of our Common Stock at an expected exercise price equal to $6.25 per share, subject to adjustment as discussed below, at any time commencing upon issuance of the Series C Warrants and terminating at 5:00 p.m., New York City time, on March 4, 2020.

The Series C Warrants have been issued in registered form under a warrant agreement between us and our warrant agent. The material provisions of the Series C Warrants are set forth herein but are only a summary and are qualified in their entirety by the provisions of each of the warrant agreements that have been filed as exhibits to the registration statement, of which this prospectus forms a part.

The exercise price and number of shares of Common Stock issuable upon exercise of the Series C Warrants may be adjusted in certain circumstances, including in the event of a stock split, stock dividend, extraordinary dividend, or recapitalization, reorganization, merger or consolidation. However, the Series C Warrants will not be adjusted for issuances of Common Stock at a price below its exercise price.

The Series C Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, as applicable, by certified or official bank check payable to us, for the number of warrants being exercised.

A registration statement on Form S-1 relating to the resale of the shares of Common Stock issuable upon exercise of the Series C Warrants issued in the Private Transaction was declared effective on May 19, 2015. In connection with the Private Transaction, we relied on the exemption from registration provided by Section 4(a)(2) of the Securities Act for transactions not involving a public offering, and Rule 506 of Regulation D thereunder as a private offering, without general solicitation, made only to and with accredited investors. We filed a Notice of Exempt Offering on Form D on March 11, 2015 covering the Private Transaction and the Series C Warrants. The resale of the shares of Common Stock issuable upon exercise of the Series C Warrants issued in the Exchange Offer are covered by a registration statement on Form S-4, which was declared effective on June 25, 2015.

The holders of the Series C Warrants do not have the rights or privileges of holders of Common Stock, nor any voting rights, until they exercise their Series C Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Series C Warrants, each such holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares of Common Stock will be issued upon exercise of the Series C Warrants. If, upon exercise of the Series C Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of Common Stock to be issued to such warrant holder. If multiple Series C Warrants are exercised by a Series C Warrant holder at the same time, we will aggregate the number of whole shares issuable upon exercise of all Series C Warrants.

The Series C Warrants are not listed on the NASDAQ Capital Market or any other securities exchange.

Series D Common Stock Purchase Warrants

The Series D Common Stock Purchase Warrants issued in the private placement entered into on October 12, 2015, entitle the holders thereof to purchase one share of our Common Stock underlying each Series D Common Stock Purchase Warrant, at an exercise price equal to $2.46 per share, subject to adjustment as discussed below, at any time commencing upon April 15, 2016 through October 15, 2021.

The Series D Common Stock Purchase Warrants have been issued in certificated form under a warrant agreement between us and our warrant agent. The material provisions of the Series D Common Stock Purchase Warrants are set forth herein but are only a summary and are qualified in their entirety by the provisions of each of the form of Series D Common Stock Purchase Warrant that have been filed as exhibits to the registration statement, of which this prospectus forms a part.

The exercise price and number of shares of Common Stock issuable upon exercise of the Series D Common Stock Purchase Warrants may be adjusted in certain circumstances, including in the event of a stock split, stock dividend, extraordinary dividend, or recapitalization, reorganization, merger or consolidation. However, the Series D Common Stock Purchase Warrants will not be adjusted for issuances of Common Stock at a price below its exercise price.

The Series D Common Stock Purchase Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, as applicable, by certified or official bank check payable to us, for the number of warrants being exercised.

The holders of the Series D Common Stock Purchase Warrants do not have the rights or privileges of holders of Common Stock, nor any voting rights, until they exercise their Series D Common Stock Purchase Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Series D Common Stock Purchase Warrants, each such holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares of Common Stock will be issued upon exercise of the Series D Common Stock Purchase Warrants. If, upon exercise of the Series D Common Stock Purchase Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of Common Stock to be issued to such warrant holder. If multiple Series D Common Stock Purchase Warrants are exercised by a Series D Common Stock Purchase Warrants holder at the same time, we will aggregate the number of whole shares issuable upon exercise of all Series D Common Stock Purchase Warrants.

The Series D Common Stock Purchase Warrants are not, and will not be, listed on the NASDAQ Capital Market or any other securities exchange.

Convertible Preferred Stock

We are authorized to issue 10,000,000 shares of our Convertible Preferred Stock. Our board of directors has the authority, without further action by our stockholders, to issue these shares of Convertible Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. Our board of directors may authorize the issuance of Convertible Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The purpose of authorizing our board of directors to issue Convertible Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Convertible Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and may adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock. It is not possible to state the actual effect of the issuance of any shares of Convertible Preferred Stock on the rights of holders of Common Stock until the board of directors determines the specific rights attached to that Convertible Preferred Stock.

Certificate of Designation and Series A Convertible Preferred Stock

On or about October 13, 2015, we also filed a Certificate of Designation with the Secretary of State of the State of Delaware. The number of shares of Series A Convertible Preferred Stock designated is 10,000, and each share of our Preferred Stock has a stated value equal to $1,000. Under the terms of the Series A Convertible Preferred Stock and the Series D Common Stock Purchase Warrants we cannot issue any shares of Common Stock the holders of the Series A Convertible Preferred Stock and the Series D Common Stock Purchase Warrants, and the holders of the Series A Convertible Preferred Stock and the Series D Common Stock Purchase Warrants cannot exercise the Series D Common Stock Purchase Warrants into Common Stock, nor convert the Series A Convertible Preferred Stock into Common Stock, to the extent it would result in ownership in excess of 4.99%.

Voting Rights of Series A Convertible Preferred Stock.

Except as otherwise provided herein or as otherwise required by law, the Series A Convertible Preferred Stock shall have no voting rights. However, as long as any shares of Series A Convertible Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Convertible Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Convertible Preferred Stock or alter or amend the Certificate of Designation, (b) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A Convertible Preferred Stock, (c) increase the number of authorized shares of Series A Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Liquidation.

Upon any liquidation, dissolution or winding-up of our company, whether voluntary or involuntary that is not a Fundamental Transaction (as defined in our Certificate of Designation), the holders of Series A Convertible Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of our company the same amount that a holder of Common Stock would receive if the Series A Convertible Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid on a pari passu basis with all holders of Common Stock.

Conversion Price.

The conversion price for the Series A Convertible Preferred Stock shall equal $1.85, subject to certain terms as described therein.

Other Outstanding Options and Warrants

As of March 15, 2016, we had outstanding options to purchase 2,275,971 shares of our Common Stock and additional outstanding warrants to purchase an aggregate of 571,906 shares of our Common Stock.

Registration Rights

Stockholder registration rights

We are party to an investor rights agreement which provides that holders of shares of our convertible preferred stock have certain registration rights, as set forth below. The investor rights agreement has been amended or restated from time to time in connection with our preferred stock financings, most recently as of March 20, 2008. The registration of shares of our Common Stock pursuant to the exercise of registration rights described below would enable the holders to sell these shares without restriction under the Securities Act, when the applicable registration statement is declared effective. We will pay the registration expenses, other than underwriting discounts and commissions, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit, or exclude entirely, the number of shares such holders may include. The demand, piggyback and Form S-3 registration rights described below terminate upon the earliest to occur of: (i) the date that is four years after the closing of our IPO; (ii) with respect to each holder of convertible preferred stock, at such time as all such shares can be sold in a three-month period without registration in compliance with Rule 144; (iii) with respect to each stockholder, the date that the stockholder no longer holds any shares that carry these registration rights; or (iv) following termination of the investor rights agreement.

Demand registration rights

Certain holders of our Common Stock, which was issued upon the conversion of outstanding convertible preferred stock that occurred in connection with our IPO, are entitled to certain demand registration rights. The holders of a majority of these shares may, on not more than two occasions, request that we file a registration statement having an aggregate offering price to the public of not less than $7,500,000 (net of underwriting discounts and commissions) to register all or a portion of their shares.

Piggyback registration rights

Certain holders of our Common Stock, which was issued upon the conversion of outstanding convertible preferred stock in connection with our IPO, are entitled to, and the necessary percentage of holders waived, their rights to include their shares of registrable securities in our IPO. In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of these shares will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, including a registration statement on Form S-3 as discussed below, other than with respect to a demand registration or a registration statement on Forms S-4 or S-8, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration. However, in no event shall the amount of securities of the selling stockholders included in the offering be reduced below thirty percent of the total amount of securities included in such offering, unless the offering is the initial public offering of our securities, in which case all shares may be excluded entirely.

Form S-3 registration rights

Certain holders of our Common Stock, which was issued upon the conversion of outstanding convertible preferred stock that occurred in connection with our IPO, are entitled to certain Form S-3 registration rights, provided that we have not already effected one such registration within the twelve-month period preceding the date of such request. Such holders may make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3. Such request for registration on Form S-3 must cover securities the aggregate offering price of which, net of underwriting discounts and commissions, is at least $1,000,000.

Aspire Capital Registration Rights on Form S-1

Concurrently with entering into a Common Stock Purchase Agreement on July 24, 2015, or the Aspire Purchase Agreement, with Aspire Capital, LLC, or Aspire, we also entered into a Registration Rights Agreement with Aspire, in which we agreed to file one or more registration statements as permissible and necessary to register under the Securities Act, the sale of the shares of our Common Stock that have been and may be issued under the Aspire Purchase Agreement. This registration statement is the August 2015 Registration Statement, which is on Form S-1, became effective on August 11, 2015, and is part of the subject matter of this prospectus.

Sabby Registration Rights on Form S-1

Concurrently with entering into a Securities Purchase Agreement on October 12, 2015, or the Sabby Purchase Agreement, with Sabby Management, LLC, or Sabby, we also entered into a Registration Rights Agreement with Sabby, in which we agreed to file one or more registration statements as permissible and necessary to register under the Securities Act, the sale of the shares of our Common Stock that have been and may be issued to under the Sabby Purchase Agreement, including upon the conversion of Series A Convertible Preferred Stock, or the exercise of Series D Common Stock Purchase Warrants or Placement Agent Warrants. This registration statement is the November 2015 Registration Statement, which is on Form S-1, became effective on January 4, 2016, and is part of the subject matter of this prospectus.

Anti-takeover provisions

Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of our shares of Common Stock outstanding will be able to elect all of our directors. The directors may be removed by the stockholders only for cause upon the vote of holders of a majority of the shares then entitled to vote at an election of directors. Furthermore, the authorized number of directors may be changed only by resolution of our board of directors, and vacancies and newly created directorships on our board of directors may, except as otherwise required by law or determined by our board, only be filled by a majority vote of the directors then serving on our board of directors, even though less than a quorum. Our amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing. A special meeting of stockholders may be called only by a majority of our whole board of directors, the chair of our board of directors, our chief executive officer or our president. Our amended and restated bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and specify requirements as to the form and content of a stockholder’s notice.

Our amended and restated certificate of incorporation further provides that the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, will be required to amend certain provisions of our certificate of incorporation, including provisions relating to the structure of our board of directors, the size of our board of directors, removal of directors, special meetings of stockholders, actions by written consent and cumulative voting. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, will be required to amend or repeal our bylaws, although our bylaws may be amended by a simple majority vote of our board of directors; provided that any bylaw amendment adopted by our stockholders that specifies the votes necessary for the election of directors will not be further amended or repealed by our board of directors.

The foregoing provisions make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of our company by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our company.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy rights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in control of our company or our management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, or Section 203, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by: (i) persons who are directors and also officers; and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of ten percent (10%) or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, fifteen percent (15%) or more of the outstanding voting stock of the corporation.

Listing

We list our Common Stock and the Series A Warrants on the NASDAQ Capital Market under the trading symbols “CAPN” and “CAPNW,” respectively. The Series C Warrants, Series D Common Stock Purchase Warrants, Placement Agent Warrants and the Series A Convertible Preferred Stock are not listed on any trading market.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our current directors and officers. These agreements provide indemnification for certain expenses and liabilities incurred in connection with any action, suit, proceeding, or alternative dispute resolution mechanism, or hearing, inquiry, or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent, or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent, or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent, or fiduciary of another entity. In the case of an action or proceeding by, or in the right of, our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as we may provide indemnification for liabilities arising under the Securities Act to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities Exchange and Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Transfer agent and registrar

The transfer agent and registrar for our Common Stock, Series A Warrants, Series C Warrants, Series D Common Stock Purchase Warrants, Placement Agent Warrants and Series A Convertible Preferred Stock is American Stock Transfer  & Trust Company, LLC.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, or the Delaware Law, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145 of the Delaware Law, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

Section 145 of the Delaware Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Our amended and restated certificate of incorporation and bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware Law. We have also entered into agreements with its directors and officers that will require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling our company pursuant to such provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no litigation pending or, to the best of our knowledge, threatened which might or could result in a claim for indemnification by a director or officer.

PLAN OF DISTRIBUTION

The Common Stock registered pursuant to this prospectus is being offered by the selling stockholders referenced herein. The Common Stock may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Common Stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the Common Stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling stockholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of Common Stock by other means not described in this prospectus.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from a selling stockholder and/or purchasers of the Common Stock for whom the broker-dealers may act as agent.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Neither we nor any selling stockholder can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between any selling stockholder, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information. Pursuant to a requirement of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount and other compensation to be received by any FINRA member or independent broker-dealer shall not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We have advised each of the selling stockholders that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholders, any of their respective affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

We may suspend the sale of shares by a selling stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

This offering will terminate on the date that all shares offered by this prospectus have been sold by all of the selling stockholders.

SELLING STOCKHOLDERS

On October 15, 2015 and January 8, 2016, pursuant to the Sabby Purchase Agreement, we sold 10,000 shares of our Series A Convertible Preferred Stock, convertible into 5,405,405 shares of our Common Stock, and issued Series D Warrants to purchase an additional 2,702,704 shares of Common Stock, to Sabby for gross proceeds to us of $10.0 million. The net proceeds of the offering, after deducting placement agent fees and estimated financing expenses, were approximately $9.1 million. Maxim Group LLC acted as sole placement agent for the private placement and received $700,000 and warrants to purchase 108,108 shares of our common stock as placement agent fees. In addition, we entered into a Registration Rights Agreement with Sabby with respect to the securities purchased in the private placement, and we filed a registration statement on Form S-1 with the Securities and Exchange Commission, covering the underlying shares of Common Stock convertible or exercisable under the securities issued in the private transaction, which was declared effective under the Securities Act, on January 4, 2016, and is the November 2015 Registration Statement that is the partial subject matter of this prospectus.

On July 24, 2015, we entered into the Aspire Purchase Agreement, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire is committed to purchase up to an aggregate of $10.0 million of shares of our Common Stock over the 24-month term of the Aspire Purchase Agreement. Concurrently with the execution of the Aspire Purchase Agreement, we issued to Aspire 71,891 shares of our Common Stock as a commitment fee. In addition, we entered in a registration rights agreement with Aspire with respect to the securities purchased in the private placement, and subsequently filed a registration statement on Form S-1 with the Securities and Exchange Commission, covering the shares of Common Stock issued in the private placement, which was declared effective under the Securities Act, on August 10, 2015, and is the August 2015 Registration Statement that is the partial subject matter of this prospectus.

On March 5, 2015, we entered into, and subsequently consummated, a private transaction, pursuant to a Warrant Exercise Agreement, or the Warrant Exercise Agreement, with certain holders of our Series B Warrants. As part of the private transaction, the holders of the Series B Warrants were issued Series C Warrants to purchase up to an aggregate of 589,510 shares of Common Stock, at an exercise price of $6.25 per share, which represented the aggregate number of shares of Common Stock underlying the Series B Warrants that were cash exercised pursuant to the Warrant Exercise Agreement. We received gross proceeds of approximately $3.8 million from the cash exercises of the Series B Warrants in connection with the private transaction. Pursuant to the Warrant Exercise Agreement, we filed a registration statement on Form S-1 with the Securities and Exchange Commission, covering the underlying shares of Common Stock exercisable under the Series C Warrants issued in the private transaction, which was declared effective under the Securities Act, on May 19, 2015, and is the May 2015 Registration Statement that is the partial subject matter of this prospectus.

Each offering was conducted pursuant to Rule 506 under the Securities Act of 1933, and the purchasers of securities in the private placement represented their intention to acquire the securities for investment.

We have filed registration statements with the Securities and Exchange Commission, of which this prospectus forms a part, with respect to the resale of our securities covered by this prospectus from time to time under Rule 415 of the Securities Act of 1933. Our securities being offered by this prospectus are being registered to permit secondary public trading of our securities. Subject to the restrictions described in this prospectus, the selling security holders may offer our securities covered under this prospectus for resale from time to time. In addition, subject to the restrictions described in this prospectus, the selling security holders may sell, transfer or otherwise dispose of all or a portion of our securities being offered under this prospectus in transactions exempt from the registration requirements of the Securities Act of 1933. See “Plan of Distribution.”

The selling stockholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to the “selling stockholders” in this prospectus, we mean the entities listed in the table below, and each of their respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of such selling stockholder’s interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of each of the selling stockholders for whom we are registering shares for sale to the public, the number of shares of common stock beneficially owned by each selling stockholder prior to this offering, the total number of shares of common stock that each selling stockholder may offer pursuant to this prospectus and the number of shares of common stock that each selling stockholder will beneficially own after this offering. Except as noted below, each of the selling stockholders do not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and each such selling stockholder is not or was not affiliated with registered broker-dealers.

Based on the information provided to us by the selling stockholders, assuming that each of the selling stockholder sells all of the shares of our common stock beneficially owned by it that have been registered by us and does not acquire any additional shares during the offering, the selling stockholders will not own any shares other than those appearing in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether any of the selling stockholders will in fact sell any or all of such shares of common stock. In addition, a selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which it provided the information set forth in the table below.

For purposes of the table below, 15,404,691 shares of common stock are outstanding as of March 15, 2016.

	Shares of Common Stock Beneficially Owned Prior to this Offering	Shares of Common Stock Being Offered	Beneficial Ownership After this Offering(1)
Name			Number of Shares	%
Hudson Bay Master Fund Ltd(2)	51,907	182,350	51,907	*
Anson Investments Master Fund LP(3)	—	172,160	—	*
Brio Capital Master Fund Ltd(4)	76,700	40,000	76,700	*
Empery Tax Efficient II LP(5)	—	84,911	—	*
Empery Tax Efficient LP(6)	—	11,333	—	*
Empery Asset Master, Ltd(7)	—	43,756	—	*
Hoak Public Equities LP(8)	—	30,000	—	*
Iroquois Master Fund Ltd(9)	25,000	25,000	25,000	*

*	Represents less than 1% of outstanding Common Stock
(1)	Assumes the sale of all shares of Common Stock registered pursuant to this prospectus, although none of the selling stockholders is under an obligation known to us to sell any shares of Common Stock at this time.
(2)	Includes 51,907 shares of Common Stock issued upon exercise of Series A Warrants, and 182,350 shares of Common Stock issuable upon exercise of Series C Warrants issued pursuant to the Warrant Exercise Agreement and in connection with the Private Transaction.
(3)	Represents 172,160 shares of Common Stock issuable upon exercise of Series C Warrants issued pursuant to the Warrant Exercise Agreement and in connection with the Private Transaction.
(4)	Includes 40,700 shares of common stock; 36,000 shares of Common Stock issued upon exercise of Series A Warrants, and 40,000 shares of Common Stock issuable upon exercise of Series C Warrants issued pursuant to the Warrant Exercise Agreement and in connection with the Private Transaction.
(5)	Represents 84,911 shares of Common Stock issuable upon exercise of Series C Warrants issued pursuant to the Warrant Exercise Agreement and in connection with the Private Transaction. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (‘“ETE II’”), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
(6)	Represents 11,333 shares of Common Stock issuable upon exercise of Series C Warrants issued pursuant to the Warrant Exercise Agreement and in connection with the Private Transaction. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (‘“ETE’”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(7)	Represents 43,756 shares of Common Stock issuable upon exercise of Series C Warrants issued pursuant to the Warrant Exercise Agreement and in connection with the Private Transaction. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (‘“EAM’”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.
(8)	Represents 30,000 shares of Common Stock issuable upon exercise of Series C Warrants issued pursuant to the Warrant Exercise Agreement and in connection with the Private Transaction.
(9)	Includes 25,000 shares of Common Stock issued upon exercise of Series A Warrants, and 25,000 shares of Common Stock issuable upon exercise of Series C Warrants issued pursuant to the Warrant Exercise Agreement and in connection with the Private Transaction.

	Shares of Common Stock Beneficially Owned Prior to this Offering	Shares of Common Stock Being Offered	Beneficial Ownership After this Offering(1)
Name			Number of Shares	%
Sabby Healthcare Master Fund Ltd(2)	—	5,270,269	—	*
Sabby Volatility Warrant Fund Ltd(3)	—	2,837,841	—	*
Maxim Group LLC(4)	82,500	108,108	82,500	*

*	Represents less than 1% of outstanding Common Stock
(1)	Assumes the sale of all shares of common stock registered pursuant to this prospectus, although none of the selling stockholders is under an obligation known to us to sell any shares of common stock at this time.
(2)	Represents the aggregate number of shares of Common Stock issued or issuable upon (i) conversion of 6,499.999 shares of Series A Convertible Preferred Stock into 3,513,513 shares of underlying Common Stock, and (ii) exercise of 3,513,513 Series D Common Stock Purchase Warrants into 3,513,513 shares of underlying Common Stock held by Sabby Healthcare Master Fund Ltd.
(3)	Represents the aggregate number of shares of Common Stock issued or issuable upon (i) conversion of 3,500.0002 shares of Series A Convertible Preferred Stock into 1,891,892 shares of underlying Common Stock, and (ii) exercise of 1,891,892 Series D Common Stock Purchase Warrants into 1,891,892 shares of underlying Common Stock held by Sabby Volatility Warrant Fund Ltd.
(4)	Represents (i) 82,500 Warrants to purchase 82,500 shares of the Company’s Common Stock issued to Maxim Group LLC as part of our IPO, and (ii) 108,108 Series D Common Stock Purchase Warrants issued to Maxim Group LLC as part of the private placement pursuant to the Sabby Purchase Agreement.

	Shares of Common Stock Beneficially Owned Prior to this Offering		Shares of Common Stock Being Offered	Beneficial Ownership After this Offering(1)
Name				Number of Shares	%
Aspire Capital Fund, LLC(2)	71,891	(3)	2,500,000	71,891	*
George Tidmarsh	50,000		40,000	10,000	*
BDF IV Annex Fund, L.P.(4)	231,273		199,040	32,233	*
Biotechnology Development Fund IV, L.P.(4)	167,944		160,051	7,893	*
Vivo Ventures Fund V, L.P.(4)	7,712,583		194,021	7,518,562	45.13
Biotechnology Development Fund IV Affiliates, L.P.(4)	3,093		2,954	139	*
Vivo Ventures V Affiliates Fund, LP(4)	90,507		1,611	88,896	*
Ernest Mario(5)	1,946,900		69,717	1,877,183	11.95

*	Represents less than 1% of outstanding shares.

(1)	Assumes the sale of all shares of common stock registered pursuant to this prospectus, although none of the selling stockholders is under an obligation known to us to sell any shares of common stock at this time.
(2)	Aspire Capital Partners LLC, or Aspire Partners, is the Managing Member of Aspire Capital Fund LLC, or Aspire Fund. SGM Holdings Corp, or SGM, is the Managing Member of Aspire Partners. Mr. Steven G. Martin, or Mr. Martin, is the president and sole shareholder of SGM, as well as a principal of Aspire Partners. Mr. Erik J. Brown, or Mr. Brown, is the president and sole shareholder of Red Cedar Capital Corp, or Red Cedar, which is a principal of Aspire Partners. Mr. Christos Komissopoulos, or Mr. Komissopoulos, is president and sole shareholder of Chrisko Investors Inc., or Chrisko, which is a principal of Aspire Partners. Each of Aspire Partners, SGM, Red Cedar, Chrisko, Mr. Martin, Mr. Brown, and Mr. Komissopoulos may be deemed to be a beneficial owner of common stock held by Aspire Fund. Each of Aspire Partners, SGM, Red Cedar, Chrisko, Mr. Martin, Mr. Brown, and Mr. Komissopoulos disclaims beneficial ownership of the common stock held by Aspire Fund.
(3)	As of the date hereof, 71,891 shares of our common stock have been acquired by Aspire Capital under the Purchase Agreement, consisting of shares we issued to Aspire Capital as a commitment fee. As of March 15, 2016, we have sold 506,585 shares of our Common Stock to Aspire Capital under the Purchase Agreement. We may elect in our sole discretion to sell to Aspire Capital up to an additional 2,500,000 shares under the Purchase Agreement and included in this prospectus but Aspire Capital does not presently beneficially own those shares as determined in accordance with the rules of the SEC.
(4)

Represents shares of common stock outstanding or issuable within 60 days of March 15, 2016, including upon the exercise of outstanding options warrants: (a) 7,712,583 shares of common stock held by Vivo Ventures Fund, V, L.P., consisting of (W) 6,922,123 shares of outstanding common stock, (X) zero shares of common stock subject to outstanding options that are vested and exercisable within sixty days of March 15, 2016, and (Y) 1,255,019 shares of common stock issuable upon the exercise of warrants (assuming an exercise date of March 15, 2016); (b) 90,507 shares of common stock held by Vivo Ventures V Affiliates Fund, LP., consisting of (W) 81,233 shares of outstanding common stock, (X) zero shares of common stock subject to outstanding options that are vested and exercisable within sixty days of March 15, 2016, and (Y) 14,726 shares of common stock issuable upon the exercise of warrants (assuming an exercise date of March 15, 2016); (c) 231,273 shares of common stock held by BDF IV Annex Fund, L.P., consisting of (W) 227,068 shares of outstanding common stock, (X) zero shares of common stock subject to outstanding options that are vested and exercisable within sixty days of March 15, 2016, and (Y) 4,205 shares of common stock issuable upon the exercise of warrants (assuming an exercise date of March 15, 2016); (d) 167,945 shares of common stock held by Biotechnology Development Fund IV, L.P., consisting of (W) 166,943 shares of outstanding common stock, (X) zero shares of common stock subject to outstanding options that are vested and exercisable within sixty days of March 15, 2016, and (Y) 1,002 shares of common stock issuable upon the exercise of warrants (assuming an exercise date of March 15, 2016); (e) 3,093 shares of common stock held by Biotechnology Development Fund IV Affiliates, L.P., consisting of (W) 3,076 shares of outstanding common stock, (X) zero shares of common stock subject to outstanding options that are vested and exercisable within sixty days of March 15, 2016, and (Y) 17 shares of common stock issuable upon the exercise of warrants (assuming an exercise date of March 15, 2016); and (f) 56,744 shares of common stock held by Biotechnology Development Fund II, L.P., consisting of (W) 56,744 shares of outstanding common stock, (X) zero shares of common stock subject to outstanding options that are vested and exercisable within sixty days of March 15, 2016, and (Y) zero shares of common stock issuable upon the exercise of warrants (assuming an exercise date of March 15, 2016). Vivo Ventures V LLC (Vivo V LLC), is the sole general partner of both of Vivo Ventures Fund V, L.P. and Vivo Ventures V Affiliates Fund, L.P. (Vivo V Funds), and may be deemed to beneficially own the common stock of Capnia owned by the Vivo V Funds. Vivo V LLC disclaims beneficial ownership of the shares of Capnia held by each of the Vivo V Funds, except to the extent of its pecuniary interest therein. BioAsia Investments IV,

LLC (BAI IV), is the sole general partner of Biotechnology Development Fund IV, LP, Biotechnology Development Fund IV Affiliates, L.P., BDF IV Annex Fund, L.P. (BDF IV Funds) and may be deemed to beneficially own the common stock of Capnia owned by the BDF IV Funds. BAI IV disclaims beneficial ownership of the shares of Capnia held by each of the BDF IV Funds, except to the extent of its pecuniary interest therein. BioAsia Management, LLC (“BAM”) is the sole general partner of Biotechnology Development Fund II, LP (“BDF II”) and may be deemed to beneficially own the common stock of Capnia owned by the BDF IV Funds. Edgar G. Engleman M.D. is one of the managing members in Vivo V LLC, BAI IV, and BAM and has the shared voting power with other managing members. The address for this stockholder is 575 High Street, Suite 201, Palo Alto, CA 94301.
(5)	Represents shares of common stock outstanding or issuable within 60 days of March 15, 2016, upon the exercise of option or warrants held by Dr. Mario, consisting of (W) 1,639,831 shares of outstanding common stock, (X) 38,191 shares of common stock subject to outstanding options that are vested and exercisable within sixty days of March 15, 2016, and (Y) 268,878 shares of common stock issuable upon the exercise of warrants (assuming an exercise date of March 15, 2016.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, CA, will pass upon the validity of the shares of Common Stock offered hereby. Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati own an interest representing less than 0.5% of our Common Stock.

EXPERTS

The financial statements of Capnia, Inc. as of December 31, 2014 and 2015, and for each of the two years in the period ended December 31, 2015, included in this Prospectus have been so included in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of NeoForce Group, Inc. as of December 31, 2013 and 2014 and for each of the two years in the period ended December 31, 2014, included in this Prospectus have been so included in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC the May 2015 Registration Statement, the August 2015 Registration Statement, and the November 2015 Registration Statement on Forms S-1 under the Securities Act in connection with this offering of our securities by our selling stockholders. This Prospectus, which constitutes a part of the May 2015 Registration Statement, the August 2015 Registration Statement, and the November 2015 Registration Statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the May 2015 Registration Statement, the August 2015 Registration Statement, and the November 2015 Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the May 2015 Registration Statement, the August 2015 Registration Statement, and the November 2015 Registration Statement, including the exhibits and the financial statements and notes filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the May 2015 Registration Statement, the August 2015 Registration Statement, and the November 2015 Registration Statement, please see the copy of the contract or document that has been filed. Each statement in this Prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the May 2015 Registration Statement, the August 2015 Registration Statement, and the November 2015 Registration Statement should be referenced for the complete contents of these contracts and documents. A copy of the May 2015 Registration Statement, the August 2015 Registration Statement, and the November 2015 Registration Statement and the exhibits filed therewith may be inspected without charge at the public reference room of the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements, and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, we file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.capnia.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website (www.capnia.com) as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into this Prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents that contain such information. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

Form 8-K filed with the SEC on January 6, 2016;

Form 8-K filed with the SEC on January 11, 2016;

Form 8-K filed with the SEC on January 28, 2016;

Form 8-K filed with the SEC on March 31, 2016;

Form 8-K filed with the SEC on April 21, 2016;

Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 25, 2016; and

The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed) filed with the SEC on April 20, 2016 and the revised definitive proxy statement filed on April 22, 2016.

We also incorporate by reference all documents that we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and before all of the securities offered by this prospectus are sold, unless we specifically provide otherwise in each case, (excluding any information furnished and not filed with the SEC). Information that we file with the SEC will automatically update and may replace information previously filed with the SEC.

You may obtain, without charge, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to those documents that are not specifically incorporated by reference into those documents, by writing or telephoning us at the following address: Capnia, Inc., 1235 Radio Road, Suite 110, Redwood City, CA 94065, or by telephone at (650) 213-8444.

Information contained on our website, http://www.capnia.com, is not a prospectus and does not constitute part of this prospectus. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of each document.